Exhibit 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We have issued our report dated February 25, 2000 (except for Notes 1 and 13, as to which the date is July 5, 2000) accompanying the consolidated financial statements of Xybernaut Corporation appearing in the Corporation's Annual Report on Form 10-KSB (dated March 17, 2000), 10-KSB/A (dated April 21,
2000) and 10-KSB/A (dated July 7, 2000) for the year ended December 31, 1999 which are incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."

/s/      Grant Thornton LLP

Vienna, Virginia
January 8, 2001